SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2010

RESOURCE EXCHANGE OF AMERICA CORP.
 (Exact name of registrant as specified in its charter)

Florida	333-157565	26-4065800
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
27 Fletcher Ave. Sarasota, FL 34237
(Address of principal executive offices)
(941) 312-0330
(Registrant’s Telephone Number)

Mobieyes Software, Inc.
(Former name or former address, if changed since last report)

Copy of all Communications to:
Carrillo Huettel, LLP
3033 Fifth Avenue, Suite 201
San Diego, CA 92103
phone: 619.399.3090
fax: 619.399.0120

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intends”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” in this current report, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

In this report, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

As used in this current report and unless otherwise indicated, the terms “we”, “us”, the “Company” and “RexCo” refer to Resource Exchange of America Corp. (f/k/a Mobieyes Software, Inc.).

Item 1.01             Entry into a Material Definitive Agreement.

On February 22, 2010, Resource Exchange of America Corp., a Florida corporation formerly known as Mobieyes Software, Inc., entered into an Asset Purchase Agreement (the “Purchase Agreement”) with UTP Holdings, LLC, a privately held Florida limited liability company ("UTP").  In accordance with the terms and provisions of the Purchase Agreement, the Company acquired one hundred percent of the assets of UTP in exchange for (i) the assumption of the outstanding balance of a line of credit issued to Dana J. Pekas, UTP's majority shareholder, by Regions Bank (f/k/a AmSouth Bank) in an amount of up to $800,000 which shall be fully repaid on or before December 31, 2010; and, (ii) the issuance of a two hundred fifty thousand dollar ($250,000) 10% Convertible Promissory Note, with such Note being fully due and payable on or before December 31, 2010.

The above description of the Purchase Agreement is intended as a summary only, which is qualified in its entirety by the terms and conditions set forth therein, a copy of the Purchase Agreement is filed as an exhibit to this Current Report on Form 8-K (the "Current Report").

Item 2.01                      Completion of Acquisition of Disposition of Assets

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference. The Purchase Agreement was accounted for as a recapitalization wherein RexCo is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the UTP have been brought forward at their book value. As a result of the Purchase Agreement, our principal business became the business of UTP, which is more fully described below.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, we acquired 100% of the assets and liabilities of UTP. Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing the following information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the post Asset Purchase Agreement entity, except that information relating to periods prior to the date of the transaction relates to the pre-transaction company, unless otherwise specifically indicated.

ITEM 1.                        BUSINESS

Historical

We were incorporated in the State of Florida on January 15, 2009 under the name Mobieyes Software, Inc.

From inception through February 22, 2010, our business model was that of a mobile enterprise software company aimed at improving the productivity of the field service organization. As such, we planned to revolutionize the efficiencies of the service chain for high technology products by intending to use its cutting edge mobile and wireless platform.

On February 22, 2010, we consummated the Purchase Agreement with UTP Holdings, LLC, a privately held Florida limited liability company.  In accordance with the terms and provisions of the Purchase Agreement, the Company acquired one hundred percent of the assets of UTP.  The Purchase Agreement closed on February 22, 2010. As a result of the Purchase Agreement transaction, our principal business became the business of UTP, which is more fully described herein.

Accordingly, the Registrant changed its name to Resource Exchange of America Corp. by way of Certificate of Amendment to its Articles of Incorporation filed with the Florida Secretary of State on February 23, 2010.

Overview

Resource Exchange of America Corp. goal is to become a U.S. based scrap recycling powerhouse, combining demolition/asset recovery services with sorting, recycling, brokering and distribution. We intend to initially offer demolition services in Florida with plans to expand to other states in the Southeastern United States. RexCo will sell ferrous and nonferrous metal to both U.S. buyers as well as buyers abroad. Our goal is to deliver reliable, high-quality services to all our clients, big and small, local, domestic and international.

RexCo intends to take full advantage of the present economic climate to acquire a number of key pieces to realize its vision of becoming a scrap recycling powerhouse. Research indicates that rough economic periods can create good opportunities for companies to buy undervalued assets, but that many do just the opposite: they are more likely to undertake divestments during downturns (and buy new businesses when times are good). For this reason, the principals of RexCo have determined that this is potentially an excellent time to consolidate a number of demolition companies, metals processing yards, a recycling company and an international trading company specializing in trading ferrous and nonferrous metals.

Accordingly, we will seek to acquire companies with key personnel with either in-depth knowledge of sales to Brazil, Russia, India, China and Korea, or preferably with a General Administration of Quality Supervision, Inspection, and Quarantine number ("AQSIQ") which allows for direct trade with China. If we are successful in rolling these individual companies into one single entity we will achieve significant economies of scale. Assets can be reused across divisions, newly purchased assets will have less idle time, stores can be combined and administrative functions can be gathered, making it possible to vie for bigger demolition/asset recovery jobs due to bigger cash reserves, tools and manpower.

In the scrap recycling business there are about 8,000 companies, and the top 50 account for about only 40% of the market. The remaining, some 7,950 companies, are primarily small “Mom and Pop” operations with annual turnovers less than five million dollars. These companies work within small geographic areas, making them very vulnerable in the present economic climate. As a result, these companies maybe more than willing to sell equipment, stores or perhaps their entire operation at less than book value. With the current market situation, we believe that a consolidation process is the right strategic step, making it possible to grow the business significantly and capture a segment of the $30 billion recycling industry, of which 60% stems from recycling of ferrous and nonferrous metals.

We intend to offer three main products:

1.	Demolition/Asset Recovery
2.	Scrap Sorting, Processing, Shredding and Baling
3.	Scrap brokering and sales

In order to be able to offer all three products, we will have to meet four key objectives within our first year of operation:

1.	To acquire the companies needed to fulfill our vision and mission.
2.	To improve and build out acquired companies, making the fullest use of their equipment, human resources and other assets.
3.	To create synergies between the companies acquired, so that all entities work as a cohesive unit within our corporate structure, while actively seeking to maintain minimal administrative overhead.
4.	To constantly improve existing sources of materials for processing and to and improve sales channels both domestically and abroad.

Management believes that the aggregated Company will be able to achieve significant economies of scale, will be able to acquire assets and stores at less than book value allowing the RexCo to show a positive result within our first year of operation.

Business Strategy

We intend to fulfill our strategic goals by seeking to acquire either successful or underperforming companies within the scrap industry. RexCo will seek to acquire companies at different stages of the scrap recycling process chain. RexCo intends to take advantage of the present climate in the scrap industry, we believe that in 2010 acquisition costs for underperforming companies are likely to be very low, while the cyclic nature of the business makes it likely that business will be blooming again within the next 3-4 years. We have come to the conclusion that in order to make an acceptable profit within the scrap and recycling business, it is better to make acquisitions at the bottom of the cycle, and  to control the entire value chain, rather than only one or some of the phases (demolition/asset recovery, processing, sorting, selling and distribution).

RexCo plans to acquire established dismantling and demolition/asset recovery companies with proven track records showing their ability to handle big and complex demolitions in a timely manner, with acceptable profit margins and impeccable safety records. These demolition companies will ensure a steady and viable inventory stream, which will itself be a source of income. Additionally, we plan to acquire one or more scrap processing yards with optimal locations between the demolition companies, major industrial centers and ports and rail.  When identifying potential scrap processing yards we will seek out companies that have the competencies and space to sort and bale all of the different kinds of scrap that the demolition companies can provide. Finally, RexCo will attempt to locate a company that is both proficient in selling both ferrous and nonferrous scrap in the U.S. and also has in-depth knowledge of selling to major importers.  This way, RexCo will have control of the entire process and value chain.

Objectives

On the tactical level the Company has set the following main objectives for its first three years of operation:

1.	To acquire the companies needed to fulfill the Company’s vision and mission.
2.	To improve and build out the companies, making the fullest use of their equipment, human resources and other assets.
3.	To create synergies between the companies acquired, so that all companies work as a cohesive whole within RexCo.
4.	To constantly improve existing streams of materials for processing, and improve sales channels both in the U.S. and abroad.

The first objective requires significant work and is a prerequisite for the ensuing goals. At this stage, significant legal, accounting and advisory services are required, which will require substantial cash reserves and an unimpeded cash flow. All acquisition targets will be scrutinized and will undergo thorough due diligence to uncover hidden issues, threats or benefits. Before this step, an intensive search process will take place, where potential acquisition targets will be narrowed down until there is a shortlist of companies that fit our description and that can then be evaluated.

The second phase will run parallel with the due diligence of the individual company, so that as soon as the acquisition is finalized the processes within the individual company can be improved, and its assets can be utilized to the greatest extent. Human resources will be evaluated through interviews so that individual strengths can be determined. The RexCo team will utilize these guidelines to evaluate all targets while accountants and attorneys perform further due diligence.

The third step involves assessing each acquired individual company’s strengths, weaknesses and differences to ensure that synergy can be maximized and intra-company differences and conflicts can be immediately addressed. Also, administrative processes will be centralized, lessening the need for administrative staff within the individual divisions. This task will become increasingly relevant as new companies are added to RexCo.

The fourth goal will be met through extensive channel analysis and improvement. Potential clients will be contacted so that they are aware of the additional product offerings from RexCo. As the individual companies are rolled into RexCo, a dedicated team will continually work to meet objectives 3 and 4.

Keys to Success

To ensure that both short and long-term goals can be met, we will focus on four key areas of success:

1.           Experienced Personal Contacts

At RexCo, the demolition/asset recovery services lie at the beginning of the value chain, and dedicated experienced demolition teams are of great importance to the success of our business. Without excellent demolition services, all other facets of our business model will be less successful. The demolition business is heavily fragmented, and there is a great variety between the players in the market with regards to pricing, adherence to deadlines and integrity. RexCo demolition will do its utmost to stand out from the competition, and a core Company value will be to conduct our business honorably, with integrity, and on time.

Even though long-term demolition contracts are extremely hard to obtain (demolition is very often a onetime contract), all potential assignments should be met with the possibility of future related business in mind. Therefore, initial contact between a potential client and the demolition experts of RexCo will be handled by a personal and dedicated representative with the necessary experience to give the potential client proper advice and project management. It is important that the demolition contacts are proactive and seek out every possible job, and that they are generally good at cultivating potential clients.

The personal contact will have knowledge of all Company staff, their experience and training, all demolition equipment (shears, balers etc), and of the possible sorting and transportation options.

As the different companies, forming the entire value chain, are added to RexCo the personal contact will be able to give further advice, when needed, based on the different transportation, sorting and selling options that RexCo can provide. As a company-wide Enterprise Resource Planning system (as further described below) is launched, the personal contacts will have more information at their fingertips, enabling them to give even better advice to clients.

2.           Controlling the Entire Value Chain

Our product originates from several sources, depicted in the product flow chart illustration below.  The first product source is the general public, who arrive at our processing centers with various whole or dismantled objects containing ferrous and nonferrous metals, which are sometimes pre-sorted, but, more often, combined with other metallic and non-metallic substances. Demolition/asset recovery projects of our own, or from other companies, generate dismantled portions of buildings, factories, agricultural facilities, bridges, chemical plants, train derailments and other sources, which contain ferrous and nonferrous metals.

Once the product arrives at our processing centers, it will be sorted into ferrous or nonferrous product codes.  It is then processed into standard portions by shearing, torching, and/or shredding.  It is then sorted and graded according to ISRI (Institute of Scrap Recycling Industries) standards and shipped to domestic or foreign mills or smelters by truck, trains or ocean containers.

The product supply chain:

Resource Exchange Recycling Product Flow
General Public
Demolition / Asset Recovery
Feeder Yards
Processing Centers
Sorting Process
Ferrous Metals
Nonferrous Metals
Raw Material Grade
Raw Material Grade
Domestic or Foreign Mill or Smelter
Domestic or Foreign Mill or Smelter

There are advantages to controlling the entire value chain, not the least of which is increased profits and because RexCo will control the entire value chain, we anticipate that there will always be business somewhere along the value chain. For instance, if the price on the world market for ferrous scrap is at a low (near the $150 mark), RexCo can still take in demolition jobs (being paid for taking the scrap metal away when demolishing, instead of paying anything for the metal at all) and stockpile the scrap metal until the rates go up again. Likewise, if the rates go up, RexCo will still have its own supply lines through its own demolition companies, and will not be forced to bid for the scrap between different demolition companies or scrap yards.

3.           Development of the Company’s Digital Infrastructure

Controlling the entire value chain increases the requirements for a solid resource-planning tool. The companies that RexCo intends to acquire will almost certainly have only a few computer tools aiding them in their work. As more stages of the value chain are integrated, the need for a comprehensive corporate Enterprise Resource Planning ("ERP") tool increases exponentially.

The ERP tool will enable the all companies along the value chain to effectively move resources among them. For instance, demolition teams can be alerted about price increases for particular metals and projects or portions of projects containing that metal can be fast-tracked. If there is an oversupply of a metal, sales teams can be notified of an oversupply so that they can focus on the sale of the overabundant metals. Or they can try to bundle it at a fair price with imminent deliveries in order to lower the stock.

In a new organizational structure where the different divisions are previously separate entities, it will be a challenge to incorporate a corporate-wide ERP tool due to inherent resistance against change. This is particularly true in a business as old as the demolition and scrap business, which has been around since before the Civil War. It is imperative to implement a well-designed and adaptable ERP system as early as possible, and to create awareness that the system will benefit everybody.

A proper digital infrastructure will also enable potential sellers to “book” a demolition and ~~p~~otential buyers can make requests on specific grades of scrap metal online, and get a quote back almost immediately. And finally, buyers can check the transport online with regards to delivery date and other important matters.

4.           Wide Range of Sales Channels

The demolition and scrap industries are extremely cyclical, with a long track record of over 150 years. Often, when the market is down in one part of the world, it is up in other places.

It is therefore important for RexCo to have several sales channels at its disposal, so that the scrap metal can be sold to the buyers that can give the premium price at that particular time. RexCo can only succeed with a very dedicated sales team with in-depth insights in the markets both domestic and abroad. Also, the members of the sales team will have to be able to cultivate the relationships with the buyers.

Apart from sales personnel attending to the domestic market, it is also important to attract people who have the required knowledge of such markets as Korea and BRIC markets (Brazil, Russia, India and China), which are the greatest net importers of scrap metal at the present time. Finding an acquisition target with an AQSIQ number will help the Company immensely, as it will allow for export directly to China.

In order to make the best use of potential sales channels, it will be important for RexCo to be located near a deep-water port in order to sell scrap to buyers outside of the U.S. Simultaneously, a location near railroad or major highways is needed to serve clients in the Midwest and other domestic markets.

Finally, it should be possible for the buyers to follow their delivery online – when and where it has been loaded, the contents of the containers, and when to expect delivery.

Services and the Market Space

RexCo will undertake demolition/asset recovery of obsolete housing quarters, refineries, processing plants, hotels, and any other kind of major structure that needs to be torn down by specialists. Depending on the size and kind of building, different kinds of demolition tactics will be employed. The different building materials will be cut down to size, sorted, and recycled depending on their type. Of particular interest to RexCo will be metal plating, sheets, T- and I-beams and other structural pieces of metal, as well as nonferrous metals (copper, alloys, aluminum etc.) that are of widespread use in factories and processing plants.

Demolition is a blue-collar, labor-intensive job, and the average pay is 14% below the median for similar manual labor. As demolishing a building is a rather dangerous business, RexCo will ensure that everyone at the demolition division is properly trained in safety measures and precautions. The safety record will in itself be used as a yardstick that the Company can measure its success by.

During the demolition/asset recovery process, the different materials are diligently sorted according to international specifications regarding grade, type and size. At major demolition sites, a mobile shredder could be used to cut the ferrous and nonferrous metals into smaller size. A mobile baler can create bales according to various ISRI specifications. The baler and mobile shredder can be taken to any location to bale ferrous and nonferrous metals on-site, which can then be put into containers that can be shipped directly to buyers. Baling and shredding allows for more weight to be put into ocean containers than if the material is loaded in loose weight. Having mobile equipment will allow RexCo to optimize utilization of the equipment, acquire smaller processing facilities, and thereby increase overall profits.

Finally, RexCo will provide a sales service, getting the best possible quotes for the ferrous and nonferrous metals acquired through demolition projects or purchased from others with excess stores. During 2010, RexCo will seek to buy cheap stores of scrap metal to be sold later at a premium.

Market Analysis Summary

The US scrap industry is composed of approximately 8,000 companies with combined annual revenues of approximately $30 billion. The demolition and recycling business is unique in the sense that it is the only business with data covering almost two centuries. Analyzing this ancient data it has become evident that the scrap and recycling business is extremely cyclical. Basically, when times are booming, old factories, cars, trucks, equipment etc. are demolished and recycled, because businesses demand new and modernized factories, cars, trucks, equipment, which in-turn need new metal to be produced. Conversely, in a recession the demand for new assets is so low that scrap metal prices plummet, and there is less business justification for demolishing anything. This happened in the wake of the depression in 1929-1934, after WWII, during the energy crisis in the late 1970’s, again in 2008-2009 and it is likely to continue through 2010 as well.

Fortunately, the scrap and recycling business is counter-cyclical in other parts of the world: Even though the US scrap metal market has plummeted in the past year, the BRIC countries (Brazil, Russia, India and China) still show significant need for scrap metal for new projects. Despite the economic development in past years, there is an ever-increasing demand overseas for scrap metal due to the rapid growth and expansion of the BRIC countries, as well as in Korea, and this demand will continue to grow as the world becomes still more industrialized.

As the U.S. Scrap industry is extremely fragmented, with the top 50 companies holding only about 40% share of the market, the remaining 60% of the market space are struggling to make ends meet. There are approximately 7,950 companies in the U.S. scrap and recycling industry that are potential acquisition targets for the Company.

Annually, the industry processes about 75 million tons of ferrous metals and 10 million tons of nonferrous metals. Ferrous and non-nonferrous metals account for 60% of the entire recycling industry.

The amount of metal being processed is highly demand-driven, so that, at the moment the amount of recycled metal is significantly less than just two years ago. U.S. demand for ferrous metal comes mainly from the U.S. steel industry, which is driven by the auto, machinery and construction industries. As the big three U.S. automotive companies have been taking some major hits in the past years, demand for metal has been heavily influenced. Fortunately, the markets abroad have more than outweighed this development.

Target Market Segment Strategy

As with all marketing strategies, understanding a client's needs is central to success. The ability to satisfy a clients’ needs better than the competition will help build customer loyalty and increase sales.

However, both customer needs and the business environment in which RexCo operates are constantly changing. RexCo understands this; this is why the marketing strategy considers the changes that are taking place, as well as the opportunities and threats that are emerging. If RexCo is able to adapt to the new market situation while our competitors are not, RexCo will come out ahead of the competition.

RexCo intends to have two target markets at each end of the value chain: There is the market for demolition/asset recovery at one end, and the market for sorted, processed, baled ferrous and nonferrous metal at the other end of the value chain. When local demand is low, demolition costs are low too. People will pay to have their demolished scrap taken away, whereas in an upturn, they will want a premium for the demolished materials. During 2010 and in the near future, it should be possible to acquire and stockpile ferrous and nonferrous metal for sale at a later date, when rates are better. It will be RexCo’s strategy to use some of its anticipated profits to begin to stockpile low-cost metals for that purpose.

Controlling the other end of the value chain will ensure that the scrap can actually be sold at the right rates to clients wherever they are in the world. Bypassing the brokers will make it possible for RexCo to always achieve the best rates without having to share the profits with others – and in turn give RexCo more peace of mind when bidding for demolition jobs.

Competition Analysis

The scrap metal industry is compartmentalized, fragmented and disorganized, with thousands of smaller companies with revenues of less than five million dollars. At the other end of the spectrum are 50 companies, who total about 40% of the market. Of the thousands of smaller companies, many are “mom-and-dad” operations working locally within a 100-mile radius around their business. Many of these companies are struggling at the moment.

Mini-mills, smelting scrap metal are primarily placed in the northeast corner of the country, some in the Midwest and Texas, and fewer towards the east coast.

Local mini-mills, integrated steel mills and demolition companies saw a 30-60% decrease in revenues in 2009 compared to 2007-2008. Competitors are therefore being weeded out on a daily basis. RexCo will do business in a part of the U.S. that, while only having few mini-mills nearby, has the advantage of proximity to deep water harbors where scrap metal can be sent to clients abroad. This is a significant advantage to RexCo.

We intend to operate with significant competitive advantages over other recycling and processing companies. A demolition/asset recovery division brings in large quantities of material at discounted prices, while RexCo’s location in southern Florida will provide for numerous sales outlets.

The demolition division will acquire scrap material at deep discounts from market price. Historically, demolition projects have produced scrap metal at a discount of up to 60% of the fair market value. This reduced cost of the scrap metal will allow RexCo to offer more competitively priced material to buyers. The demolition division also brings in large quantities of scrap material.

When the market softens and the amount of material that is brought in from the public declines, RexCo anticipates continuing to have a steady flow of inventory coming in from the demolition division. An additional competitive advantage is the location of the processing yards. Located just outside the deep-water port of Tampa in Florida, the processing yards provide the opportunity to export material to overseas mills when domestic markets soften.

RexCo will seek to have personnel with in-depth knowledge of clients in the BRIC countries and Korea. Preferably, it might be possible to acquire an AQSIQ number, which will allow for shipping directly to Chinese steel mills. AQSIQ numbers are very difficult to acquire and applications for them can take up to two years for approval. Being able to ship directly to Chinese mills will eliminate the brokerage network into China, which will increase sales margins by 3% to 10%. Already, RexCo is establishing a diverse customer base to make these international sales. These competitive advantages will keep RexCo profitable even during an economic downturn.

Operating internationally dictates that RexCo must at all times maintain a high level of integrity and credibility, to stand out from the competition.

Company Summary

RexCo will, over time, become an aggregate of several companies, as it is the mission of RexCo to acquire several key companies during the present economic slump. The following section will go more in-depth with regards to company ownership and the scalability and profit of the business.

Scalability

The business model is to expand RexCo’s interests in ferrous and nonferrous metals, as well as to expand into demolition projects that are larger and more complex. As the acquisitions move forward, RexCo will have the assets necessary to accomplish this goal. The market potential is huge; looking at the world markets as a natural next step makes it even more potent. When it comes to scalability, it requires little or no extra human resources to substantially increase revenues.

With RexCo’s central location in Florida, several deep-water harbors are easily accessible, for instance in Tampa, Miami, Jacksonville and Savannah. RexCo will seek to acquire demolition companies, which are located so as to take advantage of these ports, as well as having the experienced demolition bidding department and management skills necessary to carry out large demolition projects.  Also, they will seek to have the heavy equipment needed to perform the demolition and the logistics and processing experience necessary to transport out the raw materials.

If RexCo is able to acquire a company with an AQSIQ number, which bypasses the broker network and provides a direct link to Chinese steel mills, RexCo will be able to improve its margins significantly. Next in importance will be for the acquisition target to have staff with a deep understanding of selling to BRIC countries and Korea. An experienced sales force in both domestic and international markets and a diverse customer base to sell the raw materials at the most competitive prices will be major advantages.

When all of the business segments are combined, RexCo will control several processes involved in transforming scrap metal into sales. In order to take advantage of the current favorable market conditions, RexCo will attempt to start consolidating soon.

Insurance

We do not currently maintain any insurance. However, we intend to acquire and maintain insurance appropriate to our new activities in the near future on such terms that management shall deem to be commercially reasonable.

Intellectual Property

Although limited, we will depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our services from our competitors’. To protect our proprietary technology and services we will rely primarily on a combination of confidentiality procedures. It is our policy to require employees and consultants to execute confidentiality agreements and invention assignment agreements upon the commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances and for the assignment to us of intellectual property rights developed within the scope of the employment relationship.

Properties

Our principal executive office is located at 27 Fletcher Avenue, Sarasota, Florida 34237. Our telephone number is (941) 312-0330. We are currently leasing generic office space on a month-to-month basis for $3,500 per month. This space is utilized for office purposes  and it is our belief that the space is adequate for our immediate needs. Additional space may be required as we expand our business activities. We do not foresee any significant difficulties in obtaining any required additional facilities.

Employees/Consultants

As of February 22, 2010, we have 2 consultants that work with us on a full-time basis and an additional 5 consultants that work with us on a part-time basis. We frequently use consultants to assist in the completion of various projects. Our consultants are instrumental to keep the development of projects on time and on budget.

Where You Can Get Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy our reports or other filings made with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.W., Washington, DC 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also access these reports and other filings electronically on the SEC’s web site, www.sec.gov.

ITEM 1A.                      RISK FACTORS

Prices of commodities we own are volatile, which may adversely affect our operating results and financial condition.

Although we will seek to turn over our inventory of raw or processed scrap metals as rapidly as possible, we will be exposed to commodity price risk during the period that we have title to products that are held in inventory for processing and/or resale. Prices of commodities, including scrap metals, have been extremely volatile and have declined significantly during the current global economic crisis and we expect this volatility to continue. Such volatility can be due to numerous factors beyond our control, including:

•	general domestic and global economic conditions, including metal market conditions;
•	competition;
•	the financial condition of our major suppliers and consumers;
•	the availability of imported finished metal products;
•	international demand for U.S. scrap;
•	the availability and relative pricing of scrap metal substitutes;
•	import duties and tariffs;
•	currency exchange rates; and
•	domestic and international labor costs.

The volatile nature of metal commodity prices makes it difficult for us to predict future revenue trends as shifting international and domestic demand can significantly impact the prices of our products, supply and demand for our products and effect anticipated future results. Most consumers purchase processed non-ferrous scrap according to a negotiated spot sales contract that establishes the price and quantity purchased for the month. In addition, the volatility of commodity prices, and the resulting unpredictability of revenues and costs, can adversely and materially affect our operating margins and other results of operations.

The profitability of our scrap recycling operations will depend, in part, on the availability of an adequate source of supply.

We will depend on scrap for our operations and will acquire our scrap inventory from numerous sources. These suppliers generally are not bound by long-term contracts and have no obligation to sell scrap metals to us. In periods of low industry prices, suppliers may elect to hold scrap waiting for higher prices. In addition, the slowdown in industrial production and consumer consumption in the U.S. during the current economic crisis has reduced and is expected to continue to reduce the supply of scrap metal available to us. If an adequate supply of scrap metal is not available to us, we would be unable to recycle metals at desired volumes and our results of operations and financial condition would be materially and adversely affected.

The cyclicality of our industry could negatively affect our sales volume and revenues.

The operating results of the scrap metals recycling industry in general are highly cyclical in nature. The industry tends to reflect, and be amplified by, general economic conditions, both domestically and internationally. Historically, in periods of national recession or periods of slowing economic growth, the operating results of scrap metals recycling companies have been materially and adversely affected. For example, during recessions or periods of slowing economic growth, the automobile and the construction industries typically experience major cutbacks in production, resulting in decreased demand for steel, copper and aluminum. As a result of the current economic crisis in the United States and throughout the world and major cutbacks in the automotive and construction industries, if we experience significant fluctuations in supply, demand and pricing for our products, this would materially and adversely affected our results of operations and financial condition.

The volatility of the import and export markets may adversely affect our future operating results and financial condition.

Our business may be adversely affected by increases in steel imports into the United States which will generally have an adverse impact on domestic steel production and a corresponding adverse impact on the demand for scrap metals domestically. Our future operating results could also be negatively affected by strengthening or weakening in the US dollar. US dollar weakness provides some support to prices of commodities that are denominated in US dollars but with large non-US consumption and cost bases. For example, appreciation in the Chinese and Indian currencies have increased marginal costs of aluminum and iron ore production, thereby increasing the underlying cost basis for prices. Export markets, including Asia and in particular China, are important to the scrap metal recycling industry. Weakness in economic conditions in Asia and in particular slowing growth in China, could negatively affect us further.

We may seek to make acquisitions that prove unsuccessful or strain or divert our resources.

We will continuously evaluate potential acquisition candidates. We may not be able to complete any acquisitions on favorable terms or at all. Acquisitions present risks that could materially and adversely affect our business and financial performance, including:

•	the diversion of our management’s attention from our everyday business activities;
•
the contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, the acquired business, including managing such acquired businesses either through our senior management team or the management of such acquired business; and

•	the need to expand management, administration, and operational systems.

If we make such acquisitions we cannot predict whether:

•	we will be able to successfully integrate the operations and personnel of any new businesses into our business;
•	we will realize any anticipated benefits of completed acquisitions; or
•	there will be substantial unanticipated costs associated with acquisitions, including potential costs associated with environmental liabilities undiscovered at the time of acquisition.

In addition, future acquisitions by us may result in:

•	potentially dilutive issuances of our equity securities;
•	the incurrence of additional debt;
•	restructuring charges.

The markets in which we intend to operate are highly competitive. Competitive pressures from existing and new companies could have a material adverse effect on our financial condition and results of operations.

The markets for scrap metal are highly competitive, both in the purchase of raw scrap and the sale of processed scrap. We will compete to purchase raw scrap with numerous independent recyclers, large public scrap processors and smaller scrap companies. Successful procurement of materials is determined primarily by the price and promptness of payment for the raw scrap and the proximity of the processing facility to the source of the unprocessed scrap. We may face competition for purchases of unprocessed scrap from producers of steel products, such as integrated steel mills and mini-mills, which have vertically integrated their operations by entering the scrap metal recycling business. Many of these producers have substantially greater financial, marketing and other resources. If we are unable to compete with these other companies in procuring raw scrap, our operating costs could increase.

We intend to compete in the global market with regard to the sale of processed scrap. Competition for sales of processed scrap is based primarily on the price, quantity and quality of the scrap metals, as well as the level of service provided in terms of consistency of quality, reliability and timing of delivery. To the extent that one or more of our competitors becomes more successful with respect to any key factor, our ability to attract and retain consumers could be materially and adversely affected. Our scrap metal processing operations will also face competition from substitutes for prepared ferrous scrap, such as pre-reduced iron pellets, hot briquetted iron, pig iron, iron carbide and other forms of processed iron. The availability of substitutes for ferrous scrap could result in a decreased demand for processed ferrous scrap, which could result in lower prices for such products.

Unanticipated disruptions in our operations could materially and adversely affect our revenues and our relationship with our consumers.

Our ability to process and fulfill orders and manage inventory depends on the efficient and uninterrupted operation of our facilities. In addition, our products will be transported to consumers by third-party truck, rail carriers and cargo ships. As a result, we will rely on the timely and uninterrupted performance of third party shipping companies and dock workers. Any interruption in our operations or interruption or delay in transportation services could cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused or result in higher transportation costs. As a result, our relationships with our consumers and our revenues and results of operations and financial condition could be materially and adversely affected.

The loss of any member of our senior management team or a significant number of our managers could have a material adverse effect on our ability to manage our business.

Our operations depend heavily on the skills and efforts of our senior management team, including Dana J. Pekas, our President and Chief Executive Officer. We will rely substantially on the experience of the management of our subsidiaries with regard to day-to-day operations. We face intense competition for qualified personnel, and many of our competitors have greater resources than we have to hire qualified personnel. The loss of any member of our senior management team or a significant number of managers could have a material adverse effect on our ability to manage our business.

A significant increase in the use of scrap metal alternatives by current consumers of processed scrap metals could reduce demand for our products.

During periods of high demand for scrap metals, tightness can develop in the supply and demand balance for ferrous scrap. The relative scarcity of ferrous scrap, particularly the “cleaner” grades, and its high price during such periods have created opportunities for producers of alternatives to scrap metals, such as pig iron and direct reduced iron pellets, to offer their products to our consumers. Although these alternatives have not been a major factor in the industry to date, the use of alternatives to scrap metals may proliferate in the future if the prices for scrap metals rise or if the levels of available unprepared ferrous scrap decrease. As a result, we may be subject to increased competition which could adversely affect our revenues and materially and adversely affect our operating results and financial condition.

Our operations are subject to stringent regulations, particularly under applicable environmental laws, which could subject us to increased costs.

The nature of our business and previous operations by others at facilities owned or operated by us make us subject to significant government regulation, including stringent environmental laws and regulations. Among other things, these laws and regulations impose comprehensive statutory and regulatory requirements concerning, among other matters, the treatment, acceptance, identification, storage, handling, transportation and disposal of industrial by-products, hazardous and solid waste materials, waste water, storm water effluent, air emissions, soil contamination, surface and ground water pollution, employee health and safety, operating permit standards, monitoring and spill containment requirements, zoning, and land use, among others. Various laws and regulations set prohibitions or limits on the release of contaminants into the environment. Such laws and regulations also require permits to be obtained and manifests to be completed and delivered in connection with the operations of our businesses, and in connection with any shipment of prescribed materials so that the movement and disposal of such material can be traced and the persons responsible for any mishandling of such material can be identified. This regulatory framework imposes significant actual, day-to-day compliance burdens, costs and risks on us. Violation of such laws and regulations may and do give rise to significant liability, including fines, damages, fees and expenses, and closure of a site. Generally, the governmental authorities are empowered to act to clean up and remediate releases and environmental damage and to charge the costs of such cleanup to one or more of the owners of the property, the person responsible for the release, the generator of the contaminant and certain other parties or to direct the responsible party to take such action. These authorities may also impose a penalty or other liens to secure the parties’ reimbursement obligations.

Environmental legislation and regulations have changed rapidly in recent years, and it is possible that we will be subject to even more stringent environmental standards in the future. For these reasons, future capital expenditures for environmental control facilities cannot be predicted with accuracy; however, if environmental control standards become more stringent, our compliance expenditures could increase substantially. The location of some of any acquired facility in an urban area may increase the risk of scrutiny and claims. We cannot predict whether any such future inquiries or claims will in fact arise or the outcome of such matters.

Moreover, environmental legislation has been enacted, and may in the future be enacted, to create liability for past actions that were lawful at the time taken but that have been found to affect the environment and to create public rights of action for environmental conditions and activities. If damage to persons or the environment has been caused, or is in the future caused, by hazardous materials activities of us or our predecessors, we may be fined and held liable for such damage. In addition, we may be required to remedy such conditions and/or change procedures. Thus, liabilities, expenditures, fines and penalties associated with environmental laws and regulations might be imposed on us in the future, and such liabilities, expenditures, fines or penalties might have a material adverse effect on our results of operations and financial condition.

We are subject to potential liability and may also be required from time to time to clean up or take certain remedial action with regard to sites currently or formerly used in connection with our operations. Furthermore, we may be required to pay for all or a portion of the costs to clean up or remediate sites we never owned or on which we never operated if we are found to have arranged for transportation, treatment or disposal of pollutants or hazardous or toxic substances on or to such sites. We are also subject to potential liability for environmental damage that our assets or operations may cause nearby landowners, particularly as a result of any contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such assets or operations. Any substantial liability for environmental damage could materially adversely affect our operating results and financial condition, and could materially adversely affect the marketability and price of our stock.

Our operations present significant risk of injury or death. We may be subject to claims that are not covered by or exceed our insurance.

Because of the heavy industrial activities conducted at our facilities, there exists a risk of injury or death to our employees or other visitors, notwithstanding the safety precautions we take. Our operations are subject to regulation by federal, state and local agencies responsible for employee health and safety, including the Occupational Safety and Health Administration (“OSHA”). While we intend to have in place policies to minimize such risks, we may nevertheless be unable to avoid material liabilities for any employee death or injury that may occur in the future. These types of incidents may not be covered by or may exceed our insurance coverage and may have a material adverse effect on our results of operations and financial condition.

The Company’s stock price may be volatile.

The market price of the Company’s common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond the Company’s control, including the following:

•	new products and services by the Company or its competitors;
•	additions or departures of key personnel;
•	the Company’s ability to execute its business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	industry developments;
•	economic and other external factors; and
•	period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

There is currently no liquid trading market for the Company’s common stock and the Company cannot ensure that one will ever develop or be sustained.

The Company’s common stock is currently approved for quotation on the OTC Bulletin Board trading under the symbol MOBE.OB.  However, there is limited trading activity and not currently a liquid trading market.  There is no assurance as to when or whether a liquid trading market will develop, and if such a market does develop, there is no assurance that it will be maintained.  Furthermore, for companies whose securities are quoted on the Over-The-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority (the “OTCBB”), it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.  As a result, purchasers of the Company’s common stock may have difficulty selling their shares in the public market, and the market price may be subject to significant volatility.

The Company’s common stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

The Company’s common stock is currently subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities.

ITEM 1B.                      Unresolved Staff Comments

None.

ITEM 2.                      Management's Discussion And Analysis Of Plan Of Operations

Management's Discussion and Analysis of Financial Condition and Result of Operations

Our business is highly dependent upon the price of metal commodities, as our remuneration for these activities is calculated as a percentage of the value of the commodities traded.  When the global economic decline caused the price of steel to fall 80% in late 2008, our revenues for the ensuing year, 2009, also fell dramatically.  Accordingly, our net sales decreased by 2/3 between 2008 and 2009 going from $5,132,722 to $1,617,090 during that period.

Although our business plan is to acquire operating facilities, in the past, our activities have been limited to trading metals.  Accordingly, our assets have been limited to inventories of metal and the cash to buy it with, as well as notes receivable and some prepaid expenses.  Our assets declined significantly with the decline in the value of the steel we were holding and with the decline in the amounts of cash generated by the transactions in which we engaged.  As a result, total assets in 2009 (again, mostly cash) were approximately half of the total assets in 2008, declining from $343,338 to $170,072.

Result of Operations

In 2008, our operations generated $5,132,722 in net sales and $1,512,582 gross profit. Due to the global economic decline and the ensuing decrease in the price of metals, those figures declined approximately 70% in 2009, net sales dropping to $1,617,090 and gross profits decreasing to $443,624.  Fixed expenses, such as selling, administrative expenses, professional fees and interest expense, which do not vary directly with the level of sales, declined by only about 50% each, thus causing net income to decline by a much larger percentage than net sales, going from $296,250 in 2008 to $11,276 in 2009.

Liquidity and Capital Resources

As stated above, although our business plan calls for us to acquire operating facilities and the plant and equipment with which to conduct those operations, until now, the major activity has been trading metals and the primary production tool of our business has been cash, which is used to buy metals which are then resold.  Because the global economic decline caused an 80% decrease in the price of metals and because our revenue is a percentage of the value of metals traded, it took almost the same amount of cash from internal and external financing activities to achieve the much smaller net sales and gross profit from those trading activities for 2009.  Net cash used by financing activities declined by only 18% between 2008 and 2009, going from $217,760 to $178,050 while the net sales and gross profit generated by the use of those sums of cash declined by 68-70% during those same years.  Net cash provided by operating activities declined by the same approximate percentage as gross and net revenues, going from $169,951 in 2008 to $50,032 in 2009, a decline of approximately 70%.

Plan of Operation and Funding

Existing working capital, cash flow from operations, further advances from the bank, as well as debt instruments or stock subscriptions are expected to be adequate to fund our operations over the next twelve months.

In connection with our business plan, management anticipates that administrative expenses will increase over the next twelve months. Additional issuances of equity or convertible debt securities may be required which will result in dilution to our current shareholders. Furthermore, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business opportunities, which could significantly and materially restrict our business operations.

Material Commitments

We do not have any material commitments for the fiscal years ended January 31, 2010 and 2009.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Going Concern

The independent auditors' report accompanying our January 31, 2010 and January 31, 2009 financial statements, prepared before and without consideration of the effect of the acquisition of the assets of UTP Holdings, LLC, contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that we will continue as a going concern," which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business.

Recent Accounting Pronouncements

Effective June 30, 2009, the FASB issued a new accounting standard related to the disclosure requirements of the fair value of the financial instruments. This standard expands the disclosure requirements of fair value (including the methods and significant assumptions used to estimate fair value) of certain financial instruments to interim period financial statements that were previously only required to be disclosed in financial statements for annual periods.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are recognized or disclosed at fair value on a recurring basis. This standard clarifies how a company should measure the fair value of liabilities and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. The Company does not expect the impact of this amendment to be material to its financial statements.

On September 30, 2009, the FASB issued changes to the authoritative hierarchy of GAAP.  These changes establish the FASB Accounting Standards Codification (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP.  Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates.  Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification.  These changes and the Codification itself do not change GAAP.  Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on the Financial Statements.

In October 2009, the FASB issued an amendment to the accounting standards related to the accounting for revenue in arrangements with multiple deliverables including how the arrangement consideration is allocated among delivered and undelivered items of the arrangement. Among the amendments, this standard eliminated the use of the residual method for allocating arrangement considerations and requires an entity to allocate the overall consideration to each deliverable based on an estimated selling price of each individual deliverable in the arrangement in the absence of having vendor-specific objective evidence or other third party evidence of fair value of the undelivered items. This standard also provides further guidance on how to determine a separate unit of accounting in a multiple-deliverable revenue arrangement and expands the disclosure requirements about the judgments made in applying the estimated selling price method and how those judgments affect the timing or amount of revenue recognition. This standard, for which the Company is currently assessing the impact, will become effective for the Company on January 1, 2011.

In October 2009, the FASB issued an amendment to the accounting standards related to certain revenue arrangements that include software elements. This standard clarifies the existing accounting guidance such that tangible products that contain both software and non-software components that function together to deliver the product’s essential functionality, shall be excluded from the scope of the software revenue recognition accounting standards. Accordingly, sales of these products may fall within the scope of other revenue recognition standards or may now be within the scope of this standard and may require an allocation of the arrangement consideration for each element of the arrangement. This standard, for which the Company is currently assessing the impact, will become effective for the Company on January 1, 2011.

ITEM 2A.                   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in foreign currency and interest rates.

ITEM 3.                      PROPERTIES

Our principal executive office is located at 27 Fletcher Avenue, Sarasota, Florida 34237. Our telephone number is (941) 312-0330. We are currently leasing generic office space on a month-to-month basis for $3,500 per month. This space is utilized for office purposes and it is our belief that the space is adequate for our immediate needs. Additional space may be required as we expand our business activities. We do not foresee any significant difficulties in obtaining any required additional facilities.

ITEM 5.                      DIRECTORS AND EXECUTIVE OFFICERS

Each director serves until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. At the present time, members of the board of directors are not compensated for their services to the board.

 Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. We believe that during the fiscal year ended January 31, 2010 all such filing requirements applicable to our officers and directors have been met.

Audit Committee

The Company intends to establish an audit committee of the board of directors. The audit committee’s duties would be to recommend to the Company’s board of directors the engagement of an independent registered public accounting firm to audit the Company’s financial statements and to review the Company’s accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of the Company’s board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

The Company intends to establish a compensation committee of the Board of Directors. The compensation committee would review and approve the Company’s salary and benefits policies, including compensation of executive officers.

Code of Ethics

We adopted a code of ethics. This policy will serve as guidelines in helping employee to conduct our business in accordance with our values. Compliance requires meeting the spirit, as well as the literal meaning, of the law, the policies and the Values. It is expected that employee will use common sense, good judgment, high ethical standards and integrity in all their business dealings.

ITEM 6.                      EXECUTIVE COMPENSATION

Compensation of Officers

A summary of cash and other compensation paid in accordance with management consulting contracts for our Principal Executive Officer and other executives for the most recent three years is as follows:
Name and Principal Position	Year	Salary	Bonus Awards	Stock Awards	Other Incentive Compensation	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dana J, Pekas CEO, President and Director	2009 2008 2007	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
David Finkelstein CFO, Secretary and Director	2009 2008 2007	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Clarence M. McCulley COO and Director	2009 2008 2007	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Retirement, Resignation or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our Company or as a result of a change in the responsibilities of an executive following a change in control of our Company.

Directors'  Compensation

The persons who served as members of our board of directors, including executive officers did not receive any compensation for services as director for the year ended January 31, 2010.

ITEM 7.                      CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, ANDDIRECTOR INDEPENDENCE.

As previously disclosed, on February 8, 2010 (the “Closing Date”), Dana J. Pekas acquired the majority of the issued and outstanding common stock of Mobieyes Software, Inc., a Florida corporation (the “Company”), from Kevin Miller (the “Seller”), in accordance with a stock purchase agreement (the “Stock Purchase Agreement”) between Dana J. Pekas, SFJ Family Trust, Richard Lupient and the Seller.

Pursuant to the terms of the Stock Purchase Agreement, Dana J. Pekas acquired control of eleven million one hundred eighteen thousand (11,118,000) shares of the Company’s issued and outstanding common stock representing approximately 84.69%. SFJ Family Trust acquired eight hundred eight hundred sixty four thousand (864,000) shares of the Company’s issued and outstanding common stock representing approximately 6.54% of the Company’s issued and outstanding common stock. Richard Lupient acquired control of eighteen thousand (18,000) shares of the Company’s issued and outstanding common stock representing approximately 0.13%. Dana J. Pekas acquired a total of eleven million nine hundred eighty two thousand (11,982,000) shares as he is the trustee of the SFJ Family Trust, accordingly Mr. Pekas aggregate ownership represents approximately 90.77% of the shares of outstanding common stock of the Company at the time of transfer.  The aggregate purchase price for the shares was Three Hundred Thousand dollars ($300,000).

Except for the foregoing, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party since the beginning of our last fiscal year, or in any proposed transaction to which we propose to be a party:

(A)           any of our directors or executive officers;
(B)           any nominee for election as one of our directors;
(C)	any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or
(D)	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above

           We anticipate reviewing all related party transactions as they are presented to us, and we would not anticipate that such review procedures would be in writing until such time as our Board of Directors felt it was necessary.

ITEM   8.     LEGAL PROCEEDINGS

We are not presently a party to any litigation or threatened litigation.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Bulletin Board. Our common stock has been quoted on the OTC Bulletin Board since November 11, 2009 under the symbol “MOBE.OB.”  Because we are quoted on the OTC Bulletin Board, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The following table sets forth the high and low bid quotations for our common stock as reported on the OTC Bulletin Board for the periods indicated.

2009	High	Low
Third Quarter	1.05	1.00
2010
First Quarter	NIL	NIL

Information for the periods referenced above has been furnished by the OTC Bulletin Board. The quotations furnished by the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions.

We have never declared or paid any cash dividends on our common stock nor do we intend to do so in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any applicable contractual restrictions and such other factors as our board of directors deems relevant.

Trading Information

The Company’s common stock is currently approved for quotation on the OTCBB under the symbol “MOBE.OB,” but there is currently no liquid trading market for the Company’s common stock.  The information for our transfer agent is as follows:

StockTrans, Inc.
44 West Lancaster Ave.
Adrmore, PA 19003
Tel: 610-649-7300
Fax:610-649-7302

Holders

As of February 22, 2010, we had 12 stockholders of record.

Dividends

 On February 24, 2010, the Company voted to implement a forward split its issued and outstanding common shares, whereby every share of common stock held was exchanged for 25 shares of common stock. As a result, the issued and outstanding shares of common stock were increased from approximately 3,000,000 prior to the forward split to 75,000,000 following the forward split. The record date of the forward split was February 24, 2010 and the forward split shall be payable as a dividend to shareholders on or about March 8, 2010, or as soon as deemed effective by FINRA. The dividend shall be payable upon the surrender of certificates.

Purchases of Equity Securities by the Company and Affiliated Purchasers

None.

Section 15(g) of the Securities Exchange Act of 1934

Our company’s shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

ITEM 11.    DESCRIPTION OF THE REGISTRANT’S SECURITIES

Common Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Anti-Takeover Provisions

None.

ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and Florida law permit, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Articles of Incorporation or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 14.                      CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTINGAND FINANCIAL DISCLOSURE

There have been no disagreements on accounting and financial disclosures from the inception of our company through February 22, 2010.

Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. The foregoing Items enumerated 1 through 14 are intended to satisfy and relate such information required by Item 2.01(f) for Form 8-K. The following enumerated Items relate to this current report on Form 8-K.

ITEM 5.01.                    Changes in Control of Registrant

On February 8, 2010 (the “Closing Date”), Dana J. Pekas acquired the majority of the issued and outstanding common stock of Mobieyes Software, Inc., a Florida corporation (the “Company”), from Kevin Miller (the “Seller”), in accordance with a stock purchase agreement (the “Stock Purchase Agreement”) between Dana J. Pekas, SFJ Family Trust, Richard Lupient and the Seller.

Pursuant to the terms of the Stock Purchase Agreement, Dana J. Pekas acquired control of eleven million one hundred eighteen thousand (11,118,000) shares of the Company’s issued and outstanding common stock representing approximately 84.69%. SFJ Family Trust acquired eight hundred eight hundred sixty four thousand (864,000) shares of the Company’s issued and outstanding common stock representing approximately 6.54% of the Company’s issued and outstanding common stock. Richard Lupient acquired control of eighteen thousand (18,000) shares of the Company’s issued and outstanding common stock representing approximately 0.13%. Dana J. Pekas acquired a total of eleven million nine hundred eighty two thousand (11,982,000) shares as he is the trustee of the SFJ Family Trust, accordingly Mr. Pekas aggregate ownership represents approximately 90.77% of the shares of outstanding common stock of the Company at the time of transfer.  The aggregate purchase price for the shares was Three Hundred Thousand dollars ($300,000).

As part of the acquisition the following changes to the Company's directors and officers have occurred:

•
Kevin Miller resigned as the sole member of the Company's Board of Directors and as the Company's President, Chief Executive Officer, Secretary, Treasurer, Principal Financial and Accounting Officer effective February 9, 2010.

•	As of February 9, 2010, Dana J. Pekas was appointed as the Company's President, Chief Executive Officer, and as a member of the Company's Board of Directors.

•	As of February 9, 2010, David Finkelstein was appointed as the Company's Chief Financial Officer, Secretary and as a member of the Company's Board of Directors.

•	As of February 9, 2010, Clarence M. McCulley was appointed as the Company's Chief Operating Officer and as a member of the Company's Board of Directors.

ITEM 5.02   Departure of Principal Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Kevin Miller resigned as a member of the Company's Board of Directors effective as of February 9, 2010. Kevin Miller also resigned as the Company's President, Chief Executive Officer, Treasurer, Secretary and Principal Accounting and Financial Officer and the Company's sole Director, such resignation was effective February 9, 2010. The resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On February 9, 2010, Dana J. Pekas was appointed as the Company's President, Chief Executive Officer and as a member of the Company's Board of Directors.

On February 9, 2010, Clarence M. McCulley was appointed as the Company's Chief Operating Officer and as a member of the Company's Board of Directors.

On February 9, 2010, David Finkelstein was appointed as the Company's Chief Financial Officer, Secretary and as a member of the Company's Board of Directors.

Chief Executive Officer, President and Director

Mr. Dana J. Pekas, attended the University of Minnesota from 1981 to 1984. From 1984 to 1999, Mr. Pekas was a senior officer and owner of Amcom Corporation/Express Point. From 1999 to 2004, he was a senior officer and owner of Universal Products Corp which merged into UTP Holdings, LLC.. He has been the managing member since 2004. Mr. Pekas also has served as a board of director or manager for the following companies: Express Point Technologies, Knead’n Dough and Toy Box Storage.

Chief Financial Officer, Secretary and Director

Mr. David N. Finkelstein is an Attorney at law and a CPA. He graduated from the law school at the University of North Carolina at Chapel Hill in 1984 after obtaining his Bachelor of Science degrees in Accounting and Business Administration from Chapel Hill in 1978. Before founding his own firm in 1990, Mr. Finkelstein practiced for ten years with two of the largest and most prominent law firms in the country, Fulbright & Jaworski in Houston and Holland & Knight. Prior to that, he practiced as a CPA in Atlanta and served as controller of a subsidiary of the Georgia Power Company. Mr. Finkelstein has served as tax counsel to the local Bar Association and a former treasurer of that organization. He has also served as technical advisor to the editor of CPA Today magazine, the official journal of the Florida Institute of Certified Public Accountants. Mr. Finkelstein regularly participates in the pro bono program of the Lawyers’ Referral Service. He is a Master Mason and member of the Shrine Club. Mr. Finkelstein has been working with UTP Holdings, LLC as a legal and financial advisor since August 2008.

Chief Operating Officer and Director

Mr. Clarence M. McCulley, attended Wayne County College in Michigan from 1974 to 1976.  From 1976 to 1990, he owned Waterfront Industrial, a company whose core businesses were trucking of steel coils for the auto industry and scrap metal for the steel industry, warehousing and logistics for the steel mill and auto industries, and demolition for state and county municipalities in Michigan.  From 1990 to 1999, he was a demolition consultant for US Dismantling in Pennsylvania, Michigan and for various firms in the state of Florida. In 2000, he started American Salvage Inc. and in 2003 he purchased T&M.  He is currently owner and operator of these two companies.  He has also served on the board of directors for Waterfront Industrial, US Dismantling, T&M Salvage and American Salvage and Trading.

Item 5.03   Amendment To Articles Of Incorporation Or Bylaws; Change In Fiscal Year

We filed a Certificate of Amendment with the Florida Secretary of State on February 23, 2010, and will notify the Financial Industry Regulatory Authority ("FINRA") of the name change in short order. The name Change will take effect in the market upon its approval by FINRA. Once FINRA processes the name change, we will be issued a new symbol and will disclose the change on a Current Report on Form 8-K.

Item 5.06   Change in Shell Company Status

As a result of the consummation of the Purchase Agreement, the registrant is no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01   Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

In accordance with Item 9.01(a), the audited financial statements of UTP for the periods ended December 31, 2009 and December 31, 2008 are filed herewith.

Bobbitt, Pittenger & Company, P.A. Certified Public Accountants
January 13, 2010

To the Members of
UTP Holdings, LLC
Sarasota, Florida

UREPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of UTP Holdings, LLC as of December 31, 2009 and 2008, and the related statements of income and members’ deficit and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UTP Holdings, LLC at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

See notes to financial statements.

See notes to financial statements.

See notes to financial statements.

See notes to financial statements.

UTP HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE A - NATURE OF OPERATIONS AND DESCRIPTION OF BUSINESS

UTP Holdings, LLC (the “Company”) was organized on September 9, 2004 as a Florida limited liability company.  The Company is a United States of America based recycling company with global distribution, specializing in exporting ferrous and nonferrous scrap from their North American location. The Company has local representation in Europe, India, the Caribbean and the United States and has built a solid supply line of recyclable products with their customers and suppliers.

The Company purchases product and then processes the product with little or no overhead costs. They have agreements with large processing facilities, which allows for them to ship bulk orders of products without the added cost of holding the inventory. Most products are shipped via ocean containers to global customers.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and accounting principles generally accepted in the United States of America (“GAAP”). The Company’s reporting currency is the United States dollar.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Accordingly, actual results could differ from these estimates.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash. The Company maintains cash accounts in FDIC insured financial institutions. The Company had no cash balances in excess of FDIC insured amounts.

Concentrations

Approximately 78% and 88% of the Company’s sales were with two customers for the years ended December 31, 2009 and 2008, respectively.  The Company’s business is dependent upon these customers, the loss of which would have a materially adverse effect on the Company.  The Company has a long history with these customers, and does not anticipate significant changes in their current arrangements.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from date of purchase, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. The Company had no cash equivalents at December 31, 2009 and 2008.

Fair Value Measurements

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), which is now codified under ASC Topic 820 (“ASC 820”).  ASC 820 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1:  Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:  Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.  These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable.  Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3:  Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

Fair Value of Financial Instruments

The carrying amount reported in the balance sheet for cash, prepaid expenses, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.  The carrying amount of the notes receivable and line of credit approximates fair value because it is priced at an interest rate that is consistent with the Company’s current borrowing rate.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments (Continued)
The estimated fair values of the Company’s financial instruments are as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$2,622	$2,622
Notes receivable	150,000	150,000
Prepaid expenses	5,000	5,000
Financial liabilities:
Accounts payable	2,475	2,475
Line of credit	715,073	715,073

Accounts Receivable

Accounts receivable are recorded at the invoiced amount.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable.  The Company determines the allowance based on historical write-off experience by industry. The Company reviews its allowance for doubtful accounts monthly.  Past due balances over 90 days and specified receivable amounts are reviewed individually for collectibility.  All other balances are reviewed on a pooled basis by industry.

Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  Interest income, finance or late fee charges are accrued monthly but not recognized on past due trade receivables until management determines that such interest or charges will be collected. As of December 31, 2009 there were no accounts receivable. As of December 31, 2008, there was one account receivable totaling $2,929. This account was fully allowanced at December 31, 2008.

Inventory

Inventory is stated at the lower of cost or market and consists of cube cargo shipping containers.

Sales Commissions

The Company has sales commission agreements with various entities and individuals. Sales commissions are expensed as revenue from the sales of products is recognized.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements.”  Revenue will consist of sales of goods and will be recognized only when the following criteria have been met.

1)	Persuasive evidence for an agreement exists;
2)	Delivery has occurred;
3)	The fee is fixed or determinable; and
4)	Revenue is reasonably assured.

Recent Accounting Pronouncements

In May 2009 the FASB issued Statement No. 165, “Subsequent Events” (“SFAS 165”), which is now codified under ASC Topic 855 (“ASC 855”) “Subsequent Events”. ASC 855 establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC 855 is effective for fiscal years and interim periods ending after June 15, 2009. The Company adopted the provisions of ASC 855 in the year ended December 31, 2009 and has evaluated subsequent events through the date of this report.

In June 2009, the FASB issued SFAS No. 166 “Accounting for Transfers of Financial Assets,” (“SFAS 166”), which is now codified under ASC Topic 860 (“ASC 860”).  ASC 860 will require more information about transfers of financial assets, including securitization transactions where entities have continuing exposure to the risks related to transferred financial assets.  It eliminates the concept of a “qualifying special purpose entity”, changes the requirements for de-recognizing financial assets and requires additional disclosures.  ASC 860 is effective at the start of the first fiscal year beginning after November 15, 2009.  The Company does not expect ASC 860 to have a material impact on its financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FIN 46(R)” (“SFAS 167”), which is now codified under ASC Topic 810 (“ASC 810”).  ASC 810 modifies how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  In addition, a reporting entity will be required to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement.  ASC 810 is effective at the start of the first fiscal year beginning after November 15, 2009.  The Company does not expect ASC 810 to have a material impact on its financial statements.

In June 2009, the FASB issued Statement No. 168, “the FASB Accounting Standards Codification (Codification)”. The Codification became the single source for all authoritative GAAP recognized by the FASB to be applied for financial statements issued for periods ending after September 15, 2009. As the Codification was not intended to change existing GAAP, it will not have any impact on the Company’s financial statements.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value” (“ASU 2009-05”) which represents an update to ASC 820.  ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:  1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC 820 such as the income and market approach to valuation.  The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity that is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability.  This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy.  Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required.  This update is effective for the first reporting period (including interim periods) beginning after issuance.  The Company is currently assessing the impact that ASU 2009-05 will have on the financial statements.

Income Taxes

Under provisions of the Internal Revenue Code, limited liability companies that are treated as partnerships are not subjected to income taxes, and any income or loss realized is taxed to the individual members. Accordingly, no provisions for federal income taxes appear in the financial statements.

NOTE C - RELATED PARTY TRANSACTIONS

The Company has entered into an operating rental agreement with an entity that is owned by the Company’s majority member which is outlined in Note G.

The Company has entered into a consulting agreement for the purpose of providing management and accounting services to the Company with an entity that is 100% owned by the Company’s majority member. Under the agreement, the Company paid a total of $43,723 and $62,000, to the related entity during the years ended December 31, 2009 and 2008, respectively.

NOTE D - PREPAID EXPENSES

The Company has prepaid expenses consisting primarily of advance deposits to suppliers for purchases. At December 31, 2008, the Company had advance deposits of $185,326. There were no advance deposits at December 31, 2009.

NOTE E - NOTES RECEIVABLE

On November 24, 2009, the Company entered into two separate note receivable agreements with a Florida salvage company. One note bears interest, beginning March 3, 2010, at 5% annually. Weekly payments of $881, including principal and interest, are due to begin April 10, 2010 with the note maturing on March 30, 2013. The balance on the note as of December 31, 2009 is $127,593. The second note bears no interest and is due in monthly installments of $375 beginning December 16, 2009 and matures December 16, 2014. The balance remaining on the note as of December 31, 2009 is $22,407.

NOTE F - LINE OF CREDIT

The Company entered into a line of credit agreement with a financial institution effective January 31, 2005 allowing for borrowings of up to $800,000 with annual interest of prime, 3.25% at December 31, 2009. The line of credit is secured by the majority member’s principal residence and matures February 2023. Monthly interest-only payments are required with all outstanding principal due as a single balloon payment at the maturity date. As of December 31, 2009 and 2008, the outstanding balance was $715,073 and $734,524, respectively.

NOTE G – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases an office facility under a month to month agreement.  The facility is leased from an entity owned 100% by the Company’s majority member.  The Company paid a total of $35,000 and $42,000, including operating expenses, to the related entity for rent during the years ended December 31, 2009 and 2008, respectively.

The Company makes payments on an automobile leased under the Company’s majority member under a 38 month lease agreement dated December 24, 2008, which replaced another lease that the company assumed payments on in September 2007. The monthly obligation under the lease agreements were $516 for the lease dated December 24, 2008 and $656 for the expired lease. The Company paid a total of $6,188 and $7,870 for the leases during 2009 and 2008, respectively.

Future minimum lease payments are as follows:

Year Ending December 31,
2010                                $ 6,188
2011                                $ 6,188
2012                                $ 1,031

On December 7, 2009, the Company entered into an agreement proposing the introduction of the Company to a Nevada or Delaware incorporated reporting company whose shares of common stock are traded on a stock exchange or quotation system in the United States (the “PubCo”) with a view to PubCo completing an acquisition of the Company and the Company completing a subsequent financing.

NOTE H - SUBSEQUENT EVENTS

The Company has evaluated subsequent events for recognition or disclosure through the date of the report, January 13, 2010. Subsequent to December 31, 2009, the Company took an additional $65,000 draw on the line of credit.

(b)            Pro Forma Financial Information

In accordance with Item 9.01(b), the following pro forma consolidated balance sheets, pro forma consolidated statements of operations give effect to the merger of the Company and UTP Holdings, LLC.

The pro forma consolidated balance sheets and the pro forma consolidated statements of operations have been prepared utilizing the historical financial statements of the Company and UTP Holdings, LLC and should be read in conjunction with the historical financial statements and notes thereto.

The pro forma consolidated balance sheets have been prepared as if the merger occurred on January 31, 2010. The pro forma consolidated statements of operations have been prepared as if the merger occurred on February 1, 2009 and carried through to January 31, 2010.

This pro forma consolidated financial data is provided for illustrative purposes only, and does not purport to be indicative of the actual financial position or results of operations had the merge occurred at the beginning of the fiscal period presented, nor is it necessarily indicative of the results of future operations.

RESOURCE EXCHANGE OF AMERICA CORP.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JANUARY 31, 2010

	Resource Exchange of America Corp.	UTP Holdings, LLC	Proforma
	January 31, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$5,847	$2,622	$8,469
Inventory	-	12,450	12,450
Notes receivable, current portion	-	34,196	34,196
Prepaid expenses	-	5,000	5,000
Total Current Assets	5,847	54,268	60,115
Notes Receivable, net of current portion	-	115,804	115,804
TOTAL ASSETS	$5,847	$170,072	$175,919

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$-	$2,475	$2,475
Accrued expenses	4,900	-	4,900
Total Current Liabilities	4,900	2,475	7,375
Line of Credit	-	715,073	715,073
TOTAL LIABILITIES	4,900	717,548	722,448

Stockholders' Equity (Deficit)
Common Stock	1,320	-	1,320
Additional paid-in capital	18,259	-	18,259
Accumulated (Deficit)	(18,632)	(547,476)	(566,108)
Total Stockholders' Equity (Deficit)	947	(547,476)	(546,529)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$5,847	$170,072	$175,919

RESOURCE EXCHANGE OF AMERICA CORP.
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JANUARY 31, 2010

	Resource Exchange of America Corp.	UTP Holdings, LLC	Proforma
	For the Year Ended	For the Year Ended
	January 31, 2010	December 31, 2009

Net Sales	$-	$1,617,090	$1,617,090
Cost of Sales	-	(1,173,466)	(1,173,466)
Gross Profit	-	443,624	443,624

Expenses
General and Administrative	18,553	67,738	86,291
Freight and delivery charges	-	289,043	289,043
Professional fees	-	53,918	53,918
Total Expenses	18,553	410,699	429,252

INCOME FROM OPERATIONS	(18,553)	32,925	14,372

Other Expense
Interest Expense	-	21,649	21,649

NET INCOME	(18,553)	11,276	(7,277)

Accumulated Deficit, beginning of the year	(79)	(395,074)	(395,153)
Members' Contributions	-	244,000	244,000
Members' Distributions	-	(407,678)	(407,678)
Accumulated Deficit, end of year	$(18,632)	$(547,476)	$(566,108)

(c)            Shell Company Transactions.

The information set forth above in Item 9.01 of this Current Report on Form 8-K is incorporated herein by this reference.

(d)           Exhibits.

Exhibit Number	Description	Filed
3.1	Articles of Incorporation	As an Exhibit to the Company's Form S-1 as filed with the SEC on February 27, 2009.
3.2	Articles of Amendment to Articles of Incorporation	Filed herewith.
3.3	Bylaws	As an Exhibit to the Company's Form S-1 as filed with the SEC on February 27, 2009.
10.1	Asset Purchase Agreement by and between the Company and UTP Holdings, LLC	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE EXCHANGE OF AMERICA CORP.

Date: February 24, 2010	By:	/s/ Dana J. Pekas
Dana J. Pekas, President